DIXIE FOODS INTERNATIONAL TO OPEN FIRST

FINE-CASUAL ALEX STRATTA TAPAS RESTAURANT

Las Vegas, Nevada; October 30, 2014 - Dixie Foods International, Inc. (OTCQB: DIXI) announced that it has reached an agreement in principal to open its first TAPAS by Alex Stratta, a fine-casual restaurant in Tivoli Village, a high-end retail center in the Summerlin area of Las Vegas, Nevada.

Scheduled to open by mid-December of this year, TAPAS by Alex Stratta, will occupy an approximately 2,700 square foot, indoor/outdoor space at the intersection of the existing Tivoli Village development and its phase two (which currently is under construction and scheduled to open by the spring of 2015). Tivoli Village (www.tivolivillagelv.com), which promotes itself as "the ultimate shopping and dining destination" off the Las Vegas Strip, is located in one of the most affluent sections of Southern Nevada, near the master planned community of Summerlin - just 11 miles from the Las Vegas Strip. DIXI is taking over the space, previously occupied by an early-stage restaurant that spent more than $750,000 on tenant improvements and equipment. In return, the company will: enter into a modified lease; assume payments on approximately $79,000 of debt incurred by the former tenant, and grant to that former business's owners 50,000 restricted shares of DIXI's common stock.

The restaurant, which DIXI believes will be replicable in other locations in Las Vegas and other markets, will offer modern ‘tapas’ by two Michelin-starred celebrity chef Alex Stratta with prominent Spanish accents in a variety of selections ranging from seafood, , meat, poultry, paella and vegetable preparations. It also will offer a full bar with specialty drinks and ‘signature’ sangria selections, bottled and tap artisan beers, wines both by the carafe and by the glass) and non-alcoholic offerings.

“Throughout various regions of Spain, tapas have evolved into an increasingly sought after cuisine for the most sophisticated palate to the most simplest.” noted Stratta. "Tapas by Alex Stratta will be a restaurant with an exhibition kitchen, offering a variety of small dishes for everyone which will be a part of the casual and energetic atmosphere emphasized by what we do best:  quality, personalized service and genuine hospitality."

DIXI, this past spring, signed an agreement in principal with Alex Stratta to jointly develop, open and operate various restaurant and other food-service concepts. Stratta was the first "Iron Chef,” having played the role of Iron Chef Italian on the television show Iron Chef USA. DIXI recently announced plans to open an Alex Stratta Italian Steakhouse, a fine-dining establishment in a new development in Las Vegas, Nevada. Additionally, DIXI anticipates opening a number of restaurant and food-service concepts in partnership with Stratta within the next year.

Tivoli Village first unveiled 210,364 square feet of restaurants and stores in April 2011 and claims to have seen its traffic increase by approximately 30% per year since. Tivoli's phase two will add approximately 270,000 square feet to the shopping center. Of that amount, 200,000 will comprise stores and restaurants, and the remaining 70,000 will be class-A office space. Below the new construction will be underground parking. A residential component is planned for phase two, but phase three, on the north side of the parcel. Original plans for the 29-acre site called for 340 condominiums. Current plans call for six-story buildings.

Summerlin (http://summerlin.com), nestled in the foothills and ridges on the western rim of the Las Vegas valley, adjacent to the internationally renowned Red Rock Canyon National Conservation Area, is a 22,500-acre master-planned community that is considered one of the most affluent and desirable growth areas of Las Vegas. Summerlin currently has a population of approximately 125,000 with the median age of 46, a median household income of more than $70,000 and average household net worth of more than $500,000.

Headquartered in Las Vegas, Nevada, DIXI, through its recently acquired KCI Investments, LLC, currently operates 13 franchised Capriotti’s Sandwich Shops in Clark County, Nevada; Dallas/Fort Worth, Texas; and four counties in Southern California. KCI also currently manages Elements Fine Casual Dining & Cocktails, and has a number of additional Capriotti's locations and one Alex Stratta Italian Steakhouse in various phases of development and construction.

DIXI also recently announced an agreement in principal to acquire two Papa John's locations in the Fresno, California area and also currently has seven additional locations under construction in the Fresno and Sacramento areas as part of its Area Development Agreements with Papa John’s International to build at least 25 locations by the end of 2015 in trade areas stretching from Fresno to north of Sacramento, as well as two locations in Las Vegas.

DIXI also currently has development areas for Capriotti's Sandwich Shops in parts of Dallas/Fort Worth and its Southern California markets (Orange County, San Diego County and parts of Los Angeles County), and also has the right to open Capriotti’s in parts of Las Vegas.

For information contact:

Richard Groberg

CFO

DIXI Foods International, Inc.

investorrelations@kciinvestmentsllc.com

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “potential” or similar words or phrases which are predictions of or indicate future events or trends. Statements relating to plans and objectives for future operations, including those relating to KCI Investments, LLC, are based on DIXI’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied. To the extent that DIXI’s assumptions differ from actual results, DIXI’s ability to meet such forward-looking statements may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and DIXI disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to DIXI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2013 and subsequently filed SEC reports for further information.